Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2016

ALISO VIEJO, CA  – February 21, 2017 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Operational Results (as compared to Fourth Quarter 2015):

•	Net income decreased 85.6% to $34.3 million.
•	Income attributable to common stockholders per diluted share decreased 87.5% to $0.14.
•	Comparable Portfolio Hotel RevPAR increased 0.4% to $153.33.
•	Total Portfolio Hotel RevPAR increased 1.6% to $155.34.
•

Comparable Hotel Adjusted EBITDA Margin,  excluding prior year property tax adjustments, net decreased 80 basis points to 28.8%. Excluding the impact related to the end of the ground rent abatement at the Hilton San Diego Bayfront, Comparable Hotel Adjusted EBITDA Margin, excluding prior year property tax adjustments, net would have decreased by 30 basis points.

•	Adjusted EBITDA decreased 2.4% to $79.1 million.
•	Adjusted FFO attributable to common stockholders per diluted share decreased 3.3% to $0.29.

Full Year 2016 Operational Results (as compared to Full Year 2015):

•	Net income decreased 60.4% to $140.7 million.
•	Income attributable to common stockholders per diluted share decreased 66.0% to $0.55.
•	Comparable Portfolio Hotel RevPAR increased 1.3% to $163.75.
•	Total Portfolio Hotel RevPAR increased 0.7% to $164.22.
•

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property tax adjustments, net decreased 30 basis points to 30.5%. Excluding the impact related to the end of the ground rent abatement at the Hilton San Diego Bayfront, Comparable Hotel Adjusted EBITDA Margin, excluding prior year property tax adjustments, net would have increased by 20 basis points.

•	Adjusted EBITDA decreased 6.1% to $330.0 million.
•	Adjusted FFO attributable to common stockholders per diluted share decreased 7.6% to $1.21.

John Arabia,  President and Chief Executive Officer, stated, “During the quarter, transient demand and rates increased relative to the prior year, group attendance was healthy relative to its historic norms, and group spend on banquets and audio visual demonstrated strength. These better-than-anticipated top line results, coupled with energy, overhead and property tax savings, resulted in portfolio and company profits well ahead of our expectations.” Mr. Arabia continued, “Following the recent sale of the Fairmont Newport Beach, as well as other recent capital transactions, we have significant liquidity and are pursuing the acquisition of quality hotels that satisfy our long-term return requirements. At the same time, we expect to continue to capital recycle various assets within our portfolio, including legacy assets that no longer meet our investment criteria or hotels  in which we believe we can harvest at a material premium to our internal valuation.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	Change		2016	2015	Change

Net Income	$34.3	$237.6	(85.6)%		$140.7	$355.5	(60.4)%
Income Attributable to Common Stockholders per Diluted Share	$0.14	$1.12	(87.5)%		$0.55	$1.62	(66.0)%

Total Portfolio Hotel RevPAR	$155.34	$152.85	1.6%		$164.22	$163.03	0.7%
Total Portfolio Hotel RevPAR, excluding the Wailea Beach Resort	$151.77	$150.88	0.6%		$162.50	$160.22	1.4%
Comparable Portfolio Hotel RevPAR	$153.33	$152.69	0.4%		$163.75	$161.59	1.3%

Comparable Portfolio Hotel Occupancy	78.1%	78.3%	(20)	bps	82.4%	82.3%	10	bps
Comparable Portfolio Hotel ADR	$196.32	$195.01	0.7%		$198.73	$196.34	1.2%

Comparable Portfolio Hotel Adjusted EBITDA Margin	28.8%	29.6%	(80)	bps	30.5%	30.8%	(30)	bps

Adjusted EBITDA	$79.1	$81.1	(2.4)%		$330.0	$351.3	(6.1)%
Adjusted FFO Attributable to Common Stockholders	$62.2	$62.3	(0.2)%		$260.8	$271.7	(4.0)%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.29	$0.30	(3.3)%		$1.21	$1.31	(7.6)%

Disclosures regarding the non-GAAP financial measures in this release are included on pages 5 through 7. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 10 through 14 of this release. Comparable Hotel Adjusted EBITDA Margin excludes prior year property tax adjustments, net.

The Company’s actual results for the quarter and year ended December 31, 2016 compare to its guidance originally provided as follows:

Metric	Quarter Ended December 31, 2016 Guidance (1)	Quarter Ended December 31, 2016 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Net Income ($ millions)	$16 to $20	$34	+ $16
Total Portfolio Hotel RevPAR Growth	- 2.0% to 0.0%	1.6%	+ 2.6%
Total Portfolio Hotel RevPAR Growth, excluding Wailea Beach Resort (2)	- 2.5% to - 0.5%	0.6%	+ 2.1%
Adjusted EBITDA ($ millions)	$69 to $73	$79	+ $8
Adjusted FFO Attributable to Common Stockholders ($ millions)	$52 to $56	$62	+ $8
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.24 to $0.26	$0.29	+ $0.04
Diluted Weighted Average Shares Outstanding	215,800,000	216,600,000	+ 800,000

Metric	Full Year 2016 Guidance (1)	Full Year 2016 Actual Results (unaudited except Net Income)	Performance Relative to Adjusted Prior Guidance Midpoint
Net Income ($ millions)	$123 to $127	$141	+ $16
Total Portfolio Hotel RevPAR Growth	- 0.5% to + 0.5%	0.7%	+ 0.7%
Total Portfolio Hotel RevPAR Growth, excluding Wailea Beach Resort (2)	+ 0.5% to + 1.5%	1.4%	+ 0.4%
Adjusted EBITDA ($ millions)	$320 to $324	$330	+ $8
Adjusted FFO Attributable to Common Stockholders ($ millions)	$250 to $254	$261	+ $9
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.16 to $1.18	$1.21	+ $0.04
Diluted Weighted Average Shares Outstanding	215,000,000	215,200,000	+ 200,000

(1)	Represents guidance presented on November 1, 2016.
(2)	Excludes the Wailea Beach Resort due to the hotel’s repositioning during 2016.

Recent Developments

On January 10, 2017, the Company received proceeds of $240.0 million from the private placement of senior unsecured notes. The private placement consisted of $120.0 million of notes bearing interest at a fixed rate of 4.69%, maturing in January 2026, and $120.0 million of notes bearing interest at a fixed rate of 4.79%, maturing in January 2028.

On January 11, 2017, the Company used proceeds received from its private placement of senior unsecured notes to repay the loan secured by the Marriott Boston Long Wharf, which had a balance of $176.0 million and a fixed rate of 5.58%. The Marriott Boston Long Wharf loan was scheduled to mature in April 2017, and was available to be repaid without penalty in January 2017. Following the repayment of the loan secured by the Marriott Boston Long Wharf in January 2017, the Company currently has  22 unencumbered hotels.

On February 10, 2017, the Company sold the 444-room Fairmont Newport Beach, California for a gross sales price of $125.0 million. The hotel was classified as held for sale as of December 31, 2016, but did not qualify as a discontinued operation as the sale did not represent a strategic shift that had a major impact on the Company’s business plan or its primary markets.

On February 17, 2017, the Company’s Board of Directors authorized an increase to the current share repurchase program to acquire up to $300.0 million of the Company’s common and preferred stock. Future purchases will depend on various factors, including the Company’s capital needs as well as the price of the Company’s common and preferred stock.

Balance Sheet/Liquidity Update

As of December 31, 2016, the Company had $437.5 million of cash and cash equivalents, including restricted cash of $67.9 million. Adjusting for the significant cash transactions that occurred in January 2017, including the $119.8 million payment of the Company’s common and preferred dividends, the funding of $240.0 million in unsecured senior notes and the $176.0 million repayment of the mortgage secured by the Marriott Boston Long Wharf, total pro forma cash including restricted cash as of December 31, 2016 would be $381.7 million.

As of December 31, 2016, the Company had total assets of $3.7 billion, including $3.2 billion of net investments in hotel properties, total consolidated debt of $0.9 billion and stockholders’ equity of $2.5 billion.

In December 2016, the Company issued 3,564,047 shares of its common stock for gross proceeds of $55.1 million. The shares were issued in connection with an “At the Market” program pursuant to Equity Distribution Agreements (“ATM Agreements”), which the Company entered into during 2014 with Wells Fargo Securities, LLC and Merrill Lynch Pierce, Fenner & Smith Incorporated. Under the ATM Agreements, the Company is authorized to issue common stock having an aggregate offering amount of up to $150.0 million. As of December 31, 2016, the Company had $73.3 million available for sale under the ATM Agreements.

The Company intends to enter into new ATM Agreements during the first quarter of 2017, increasing its authorization to issue common stock to an aggregate offering amount of up to $300.0 million.

Bryan Giglia, Chief Financial Officer, stated “Our Board recently increased the Company’s share repurchase authorization and ATM authorization in order to provide the Company with the incremental tools to manage the business and to increase our optionality in a volatile environment.  Given our significant cash position and investment capacity, we are well positioned to take advantage of various opportunities.”

Capital Improvements

The Company invested $42.3 million and $182.2 million into capital improvements of its portfolio during the three months and year ended December 31, 2016, respectively.  During the fourth quarter 2016, the Company incurred total revenue displacement of approximately $1.5 million at the Wailea Beach Resort.  In 2017, the Company expects to invest approximately $125 million to $140 million into its portfolio,  which includes the final payments for the Wailea Beach Resort repositioning completed at the end of 2016.

2017 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, severance costs associated with restructuring hotel services, early lease termination costs,  prior year property tax assessments or credits, debt repurchases/repayments, perpetual preferred redemptions or unannounced financings during 2017.

For the first quarter of 2017, the Company expects:

Metric	Quarter Ended March 31, 2017 Guidance (1)
Net Income ($ millions)	$54 to $57
Total Portfolio Hotel RevPAR Growth	+ 2.5% to + 4.5%
Adjusted EBITDA ($ millions)	$61 to $64
Adjusted FFO Attributable to Common Stockholders ($ millions)	$43 to $46
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.19 to $0.21
Diluted Weighted Average Shares Outstanding	219,600,000

For the full year of 2017, the Company expects:

Metric	Full Year 2017 Guidance (1)
Net Income ($ millions)	$150 to $174
Total Portfolio Hotel RevPAR Growth	+ 0.5% to + 3.5%
Adjusted EBITDA ($ millions)	$306 to $330
Adjusted FFO Attributable to Common Stockholders ($ millions)	$239 to $263
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.09 to $1.19
Diluted Weighted Average Shares Outstanding	219,800,000

(1)	See pages 12 and 13 for detailed reconciliations of Net Income to non-GAAP financial measures.

First quarter and full year 2017 guidance are based in part on the following assumptions:

•	Full year Total Portfolio Hotel RevPAR guidance is benefiting 150 to 200 basis points from the completed repositioning at the Wailea Beach Resort.
•	Full year Hotel Adjusted EBITDA Margin change of approximately - 25 to + 50 basis points.
•	Full year corporate overhead expense (excluding deferred stock amortization and one-time expenses related to any acquisition closing costs) of approximately $19.5 million to $20.5 million.
•	Full year amortization of deferred stock compensation expense of approximately $8.3 million.
•

Full year interest expense of approximately $48.0 million to $48.3 million, including approximately $2.3 million in amortization of deferred financing fees and excluding approximately $1.4 million of capital lease obligation interest.

•	Full year total preferred dividends of $12.8 million, which includes the Series E and Series F cumulative redeemable preferred stock.

Dividend Update

On February 17, 2017, the board of directors declared a cash dividend of $0.05 per share of common stock, as well as cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on April 17, 2017 to stockholders of record as of March 31, 2017.

The Company expects to continue to pay a regular cash dividend of $0.05 per share of common stock throughout 2017. To the extent that the expected regular quarterly dividends for 2017 do not satisfy the Company’s annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch-up” dividend in January 2018. The level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2016 financial results on February  22, 2017, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-785-830-7990 and reference conference ID 5261810 to listen to the call live. A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of February 21, 2017 has interests in 27 hotels comprised of 13,225 rooms. Sunstone’s hotels are primarily in the urban and resort upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by producing superior long-term returns through the ownership of long-term relevant lodging real estate. Our values include transparency, trust, ethical conduct, honest communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to own hotels that will maintain a high appeal with travelers over long periods of time and will generate economic earnings materially in excess of recurring capital requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession, changes in the European Union or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of February 21, 2017, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization, or EBITDA; Adjusted EBITDA (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDA; and hotel Adjusted EBITDA margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA,

Adjusted EBITDA, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders,  hotel Adjusted EBITDA and hotel Adjusted EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly the same as the Company does. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA and Adjusted EBITDA are commonly used measures of performance in many industries. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA and Adjusted EBITDA facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “FFO applicable to common shares.” This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

•

Ground rent adjustments: we exclude the noncash expense incurred from straight-lining our ground lease obligations as this expense does not reflect the actual rent amounts due to the respective lessors in the current period and is of lesser significance in evaluating our actual performance for the current period.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions that meet the Financial Accounting Standard Board’s (“FASB”) definition of a business in accordance with the Business Combinations Topic of the

Accounting Standards Codification are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

•

Noncontrolling interests: we deduct the noncontrolling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership,  as well as any preferred dividends earned by preferred investors in an entity that owned the Doubletree Guest Suites Times Square, including related administrative fees, prior to the hotel’s sale in December 2015.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

•

Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO attributable to common stockholders is not consistent with reflecting the ongoing performance of our remaining assets.

•

Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: executive severance costs; lawsuit settlement costs; prior year property tax assessments or credits; property-level restructuring, severance and management transition costs; lease terminations; and any gains or losses we have recognized on sales or redemptions of assets other than real estate investments.

In addition, to derive Adjusted EBITDA we exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Centric Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the actual rent due to the hotel’s lessor in the current period, as well as the operating performance of the Hyatt Centric Chicago Magnificent Mile.  We  also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the noncash gains or losses on our derivatives, as well as any federal and state taxes associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel  Adjusted EBITDA and hotel  Adjusted EBITDA margins, the revenue and expense items associated with BuyEfficient prior to its sale in September 2015 and other miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDA results in a more accurate presentation of the hotel Adjusted EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 26 comparable hotel portfolio is comprised of our total portfolio with the exception of the Wailea Beach Resort due to its extensive repositioning disruption during the fourth quarter of 2015 as well as all of 2016,  and the Fairmont Newport Beach which was classified as held for sale at December 31, 2016, and subsequently sold in February 2017.  We believe that providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by any acquisitions or dispositions, as well as by those hotels that we classify as held for sale, those hotels that are undergoing a material renovation or repositioning and those hotels whose room counts have materially changed during either the current or prior year. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages  10 and 11. Reconciliations and the components of hotel Adjusted EBITDA and hotel  Adjusted EBITDA margin are set forth on page 14.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$369,537	$499,067
Restricted cash	67,923	76,180
Accounts receivable, net	39,337	32,024
Inventories	1,225	1,395
Prepaid expenses	10,489	10,879
Assets held for sale, net	79,113	—
Total current assets	567,624	619,545

Investment in hotel properties, net	3,158,219	3,230,852
Deferred financing fees, net	4,002	4,310
Other assets, net	9,389	10,386

Total assets	$3,739,234	$3,865,093

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$36,110	$30,193
Accrued payroll and employee benefits	24,896	28,023
Dividends and distributions payable	119,847	265,124
Other current liabilities	39,869	42,174
Current portion of notes payable, net	184,929	85,776
Liabilities of assets held for sale	3,153	—
Total current liabilities	408,804	451,290

Notes payable, less current portion, net	746,374	1,010,819
Capital lease obligations, less current portion	15,574	15,575
Other liabilities	36,650	36,289
Total liabilities	1,207,402	1,513,973

Commitments and contingencies	—	—

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
8.0% Series D Cumulative Redeemable Preferred Stock, zero shares issued and outstanding at December 31, 2016, and 4,600,000 shares issued and outstanding at December 31, 2015, stated at liquidation preference of $25.00 per share	—	115,000
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2016 and zero shares issued and outstanding at December 31, 2015, stated at liquidation preference of $25.00 per share	115,000	—
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at December 31, 2016 and zero shares issued and outstanding at December 31, 2015, stated at liquidation preference of $25.00 per share	75,000	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 220,073,140 shares issued and outstanding at December 31, 2016 and 207,604,391 shares issued and outstanding at December 31, 2015	2,201	2,076
Additional paid in capital	2,596,620	2,458,889
Retained earnings	786,901	652,704
Cumulative dividends and distributions	(1,092,952)	(927,868)
Total stockholders' equity	2,482,770	2,300,801
Noncontrolling interest in consolidated joint venture	49,062	50,319
Total equity	2,531,832	2,351,120

Total liabilities and equity	$3,739,234	$3,865,093

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenues
Room	$195,195	$207,361	$824,340	$874,117
Food and beverage	72,984	74,072	294,415	293,892
Other operating	21,405	19,500	70,585	81,171
Total revenues	289,584	300,933	1,189,340	1,249,180
Operating expenses
Room	51,762	54,293	211,947	224,035
Food and beverage	50,060	51,520	204,102	204,932
Other operating	4,168	5,262	16,684	21,335
Advertising and promotion	14,801	15,640	60,086	61,892
Repairs and maintenance	11,168	11,759	44,307	46,557
Utilities	7,310	7,807	30,424	34,543
Franchise costs	9,245	10,087	36,647	40,096
Property tax, ground lease and insurance	21,038	22,554	82,979	94,967
Other property-level expenses	35,044	32,948	142,742	142,332
Corporate overhead	6,073	6,117	25,991	33,339
Depreciation and amortization	41,847	41,805	163,016	164,716
Total operating expenses	252,516	259,792	1,018,925	1,068,744
Operating income	37,068	41,141	170,415	180,436
Interest and other income	673	535	1,800	3,885
Interest expense	(3,265)	(15,496)	(50,283)	(66,516)
Loss on extinguishment of debt	(25)	(2,962)	(284)	(2,964)
Gain on sale of assets	190	214,535	18,413	226,217
Income before income taxes and discontinued operations	34,641	237,753	140,061	341,058
Income tax benefit (provision)	(343)	(178)	616	(1,434)
Income from continuing operations	34,298	237,575	140,677	339,624
Income from discontinued operations, net of tax	—	—	—	15,895
Net income	34,298	237,575	140,677	355,519
Income from consolidated joint ventures attributable to noncontrolling interests	(1,122)	(1,521)	(6,480)	(8,164)
Preferred stock dividends and redemption charge	(3,208)	(2,300)	(15,964)	(9,200)
Income attributable to common stockholders	$29,968	$233,754	$118,233	$338,155

Basic and diluted per share amounts:
Income from continuing operations attributable to common stockholders	$0.14	$1.12	$0.55	$1.54
Income from discontinued operations, net of tax	—	—	—	0.08
Basic and diluted income attributable to common stockholders per common share	$0.14	$1.12	$0.55	$1.62

Basic and diluted weighted average common shares outstanding	216,163	207,604	214,966	207,350

Distributions declared per common share	$0.53	$1.26	$0.68	$1.41

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net income	$34,298	$237,575	$140,677	$355,519
Operations held for investment:
Depreciation and amortization	41,847	41,805	163,016	164,716
Amortization of lease intangibles	63	707	252	3,791
Interest expense	3,265	15,496	50,283	66,516
Income tax (benefit) provision	343	178	(616)	1,434
Noncontrolling interests:
Income from consolidated joint ventures attributable to noncontrolling interests	(1,122)	(1,521)	(6,480)	(8,164)
Depreciation and amortization	(873)	(866)	(3,480)	(3,432)
Interest expense	(433)	(388)	(1,684)	(1,537)
Discontinued operations:
Income tax provision	—	—	—	105
EBITDA	77,388	292,986	341,968	578,948

Operations held for investment:
Amortization of deferred stock compensation	1,541	1,031	7,157	6,536
Amortization of favorable and unfavorable contracts, net	52	(1,487)	394	(1,623)
Noncash straight-line lease expense	465	496	1,878	1,987
Capital lease obligation interest - cash ground rent	(351)	(351)	(1,404)	(1,404)
Gain on sale of assets, net	(196)	(214,526)	(18,422)	(226,234)
Severance costs associated with sale of BuyEfficient	—	—	—	1,636
Loss on extinguishment of debt	25	2,962	284	2,964
Gain on redemption of note receivable	—	—	—	(939)
Prior year property tax adjustments, net	308	—	(3,971)	(865)
Property-level restructuring, severance and management transition costs	—	62	1,578	1,219
Lease termination costs	—	—	1,000	300
Costs associated with CEO severance	—	—	—	5,257
Noncontrolling interests:
Noncash straight-line lease expense	(112)	(112)	(450)	(450)
Discontinued operations:
Gain on sale of assets	—	—	—	(16,000)
	1,732	(211,925)	(11,956)	(227,616)

Adjusted EBITDA	$79,120	$81,061	$330,012	$351,332

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net income	$34,298	$237,575	$140,677	$355,519
Preferred stock dividends and redemption charge	(3,208)	(2,300)	(15,964)	(9,200)
Operations held for investment:
Real estate depreciation and amortization	41,716	41,653	162,431	163,361
Amortization of lease intangibles	63	707	252	3,791
Gain on sale of assets, net	(196)	(214,526)	(18,422)	(226,234)
Noncontrolling interests:
Income from consolidated joint ventures attributable to noncontrolling interests	(1,122)	(1,521)	(6,480)	(8,164)
Real estate depreciation and amortization	(873)	(866)	(3,480)	(3,432)
Discontinued operations:
Gain on sale of assets	—	—	—	(16,000)
FFO attributable to common stockholders	70,678	60,722	259,014	259,641

Operations held for investment:
Write-off of deferred financing fees	—	—	—	455
Amortization of favorable and unfavorable contracts, net	52	(1,487)	394	(1,623)
Noncash straight-line lease expense	465	496	1,878	1,987
Noncash interest related to gain on derivatives, net	(9,236)	(321)	(1,426)	(309)
Loss on extinguishment of debt	25	2,962	284	2,964
Gain on redemption of note receivable	—	—	—	(939)
Prior year property tax adjustments, net	308	—	(3,971)	(865)
Property-level restructuring, severance and management transition costs	—	62	1,578	1,219
Lease termination costs	—	—	1,000	300
Income tax benefit related to prior years	—	—	(1,596)	—
Preferred stock redemption charge	—	—	4,052	—
Costs associated with CEO severance	—	—	—	5,257
Amortization of deferred stock compensation associated with CEO severance	—	—	—	1,623
Severance costs associated with sale of BuyEfficient	—	—	—	1,636
Income tax provision related to gain on sale of BuyEfficient	—	—	—	720
Noncontrolling interests:
Noncash straight-line lease expense	(112)	(112)	(450)	(450)
Noncash interest related to loss on derivative, net	—	—	—	(3)
Discontinued operations:
Income tax provision	—	—	—	105
	(8,498)	1,600	1,743	12,077

Adjusted FFO attributable to common stockholders	$62,180	$62,322	$260,757	$271,718

FFO attributable to common stockholders per diluted share	$0.33	$0.29	$1.20	$1.25

Adjusted FFO attributable to common stockholders per diluted share	$0.29	$0.30	$1.21	$1.31

Basic weighted average shares outstanding	216,163	207,604	214,966	207,350
Shares associated with unvested restricted stock awards	445	263	242	262
Diluted weighted average shares outstanding	216,608	207,867	215,208	207,612

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for First Quarter 2017

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	March 31, 2017
	Low	High

Net income	$53,900	$57,200
Depreciation and amortization	39,000	39,100
Amortization of lease intangibles	100	100
Interest expense	12,900	12,700
Income tax provision	400	400
Noncontrolling interest	(2,900)	(3,100)
Amortization of deferred stock compensation	2,200	2,200
Amortization of favorable and unfavorable contracts, net	100	100
Noncash straight-line lease expense	(300)	(300)
Capital lease obligation interest - cash ground rent	(400)	(400)
Gain on sale of assets	(44,000)	(44,000)
Adjusted EBITDA	$61,000	$64,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$53,900	$57,200
Preferred stock dividends	(3,200)	(3,200)
Real estate depreciation and amortization	38,700	38,800
Amortization of lease intangibles	100	100
Noncontrolling interest	(2,500)	(2,700)
Amortization of favorable and unfavorable contracts, net	100	100
Noncash straight-line lease expense	(300)	(300)
Gain on sale of assets	(44,000)	(44,000)
Adjusted FFO attributable to common stockholders	$42,800	$46,000

Adjusted FFO attributable to common stockholders per diluted share	$0.19	$0.21

Diluted weighted average shares outstanding	219,600	219,600

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2017

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2017
	Low	High

Net income	$150,100	$174,400
Depreciation and amortization	156,000	156,400
Amortization of lease intangibles	300	300
Interest expense	48,300	48,000
Income tax provision	800	800
Noncontrolling interest	(11,500)	(11,900)
Amortization of deferred stock compensation	8,300	8,300
Amortization of favorable and unfavorable contracts, net	200	200
Noncash straight-line lease expense	(1,100)	(1,100)
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Gain on sale of assets	(44,000)	(44,000)
Adjusted EBITDA	$306,000	$330,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$150,100	$174,400
Preferred stock dividends	(12,800)	(12,800)
Real estate depreciation and amortization	155,600	155,800
Amortization of lease intangibles	300	300
Noncontrolling interest	(9,800)	(10,200)
Amortization of favorable and unfavorable contracts, net	200	200
Noncash straight-line lease expense	(1,100)	(1,100)
Gain on sale of assets	(44,000)	(44,000)
Adjusted FFO attributable to common stockholders	$238,500	$262,600

Adjusted FFO attributable to common stockholders per diluted share	$1.09	$1.19

Diluted weighted average shares outstanding	219,800	219,800

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Comparable Hotel Adjusted EBITDA and Margins

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Comparable Hotel Adjusted EBITDA Margin (1)	28.7%	29.6%	30.8%	30.9%
Comparable Hotel Adjusted EBITDA Margin, excluding prior year property tax adjustments, net (2)	28.8%	29.6%	30.5%	30.8%

Total revenues	$289,584	$300,933	$1,189,340	$1,249,180
Non-hotel revenues (3)	(5,066)	(1,605)	(5,076)	(7,822)
Total Actual Hotel Revenues	284,518	299,328	1,184,264	1,241,358
Non-comparable hotel revenues (4)	(23,616)	(21,137)	(92,031)	(95,887)
Sold hotel revenues (5)	—	(19,152)	(4,846)	(78,384)
Total Comparable Hotel Revenues	$260,902	$259,039	$1,087,387	$1,067,087

Net income	$34,298	$237,575	$140,677	$355,519
Non-hotel revenues (3)	(66)	(1,605)	(76)	(7,822)
Performance guarantee (3)	(5,000)	—	(5,000)	—
Non-hotel operating expenses (6)	304	982	1,244	10,211
Property-level restructuring, severance and management transition costs (7)	—	62	1,578	1,219
Lease termination costs (7)	420	—	1,420	300
Corporate overhead	6,073	6,117	25,991	33,339
Depreciation and amortization	41,847	41,805	163,016	164,716
Interest and other income	(673)	(535)	(1,800)	(3,885)
Interest expense	3,265	15,496	50,283	66,516
Loss on extinguishment of debt	25	2,962	284	2,964
Gain on sale of assets	(190)	(214,535)	(18,413)	(226,217)
Income tax (benefit) provision	343	178	(616)	1,434
Income from discontinued operations, net of tax	—	—	—	(15,895)
Actual Hotel Adjusted EBITDA	80,646	88,502	358,588	382,399
Non-comparable hotel Adjusted EBITDA (4)	(5,847)	(5,601)	(21,949)	(29,591)
Sold hotel Adjusted EBITDA (5)	—	(6,108)	(1,404)	(23,020)
Comparable Hotel Adjusted EBITDA	74,799	76,793	335,235	329,788
Prior year property tax adjustments, net (8)	308	—	(3,971)	(865)
Comparable Hotel Adjusted EBITDA, excluding prior year property tax adjustments, net	$75,107	$76,793	$331,264	$328,923

* Footnotes on page 15

(1)	Comparable Hotel Adjusted EBITDA Margin is calculated as Comparable Hotel Adjusted EBITDA divided by Total Comparable Hotel Revenues.
(2)

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property tax adjustments, net is calculated as Comparable Hotel Adjusted EBITDA, excluding prior year property tax adjustments, net divided by Total Comparable Hotel Revenues.

(3)

Non-hotel revenues include a $5.0 million performance guarantee recorded by the Company in the fourth quarter of 2016, and paid by the brand manager of the Wailea Beach Resort in January 2017 to compensate the Company while the hotel was undergoing its extensive repositioning. Non-hotel revenues also include revenues generated by BuyEfficient prior to its sale in September 2015, as well as the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort.

(4)

Includes hotel revenues and Adjusted EBITDA generated by the Wailea Beach Resort, which is classified as non-comparable due to its extensive repositioning during the fourth quarter of 2015, as well as all of 2016, and the Fairmont Newport Beach, which the Company classified as held for sale as of December 31, 2016, and subsequently sold in February 2017.

(5)

Includes hotel revenues and Adjusted EBITDA generated during the Company's ownership period for the Sheraton Cerritos, sold in May 2016, and the Doubletree Guest Suites Times Square, sold in December 2015. EBITDA for the Doubletree Guest Suites Times Square has been adjusted to exclude the amortization of lease intangibles as well as the noncash straight-line lease expense.

(6)

Non-hotel operating expenses represent expenses generated by BuyEfficient prior to its sale in September 2015, as well as the following: the amortization of lease intangibles; the amortization of a favorable management agreement; noncash straight-line lease expense; and capital lease obligation interest - cash ground rent.

(7)

Property-level restructuring, severance and management transition costs for the year ended December 31, 2016 includes the following severance costs: Hilton Times Square $0.5 million; Hyatt Regency San Francisco $0.9 million; Marriott Boston Long Wharf $45,000; Renaissance Washington DC $(10,000); and Wailea Beach Resort $0.1 million. Property-level restructuring, severance and management transition costs for the three months ended December 31, 2015 includes the following: Boston Park Plaza $0.1 million; and Hilton New Orleans St. Charles $(16,000). Property-level restructuring, severance and management transition costs for the year ended December 31, 2015 includes the following: Boston Park Plaza $0.7 million; Hilton New Orleans St. Charles $0.1 million; Marriott Philadelphia $20,000; and Renaissance Washington DC $0.4 million. Lease termination costs for the three months and year ended December 31, 2016 includes $0.4 million at the Boston Park Plaza. Lease termination costs for the year ended December 31, 2016 also includes $1.0 million at the Wailea Beach Resort. Lease termination costs for the year ended December 31, 2015 includes $0.3 million at the Boston Park Plaza.

(8)

Prior year property tax adjustments, net for the three months ended December 31, 2016 excludes the additional net expense of $0.3 million. For the years ended December 31, 2016 and 2015, prior year property tax adjustments, net excludes the additional net benefit of $4.0 million and $0.9 million, respectively.